Exhibit 10.1

Execution Version

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT is made the 27th day of December, 2019, among GTWY Holdings Limited, a Canadian corporation (the “Company”), and the Holders (as defined herein). This Agreement shall be effective as of the Closing (as defined below) pursuant to the terms herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Leisure Acquisition Corp. (“LACQ”) and GTWY Merger Sub Corp., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of December 27, 2019 (as it may from time to time be, amended, modified or amended and restated in accordance with its terms, the “Merger Agreement”), providing for, among other things, a business combination transaction (the “Business Combination”), pursuant to which LACQ will merge with and into Merger Sub, with LACQ surviving as the surviving company and a wholly owned subsidiary of the Company and, as part of the consideration for such merger, common shares of the Company (the “Common Shares”) will be issued to the stockholders of LACQ in accordance with and subject to the terms and conditions set forth in the Merger Agreement; and

WHEREAS, the Parties hereto wish to set forth certain nomination and voting rights in respect of the directors of the Company and other governance rights following Closing of the Business Combination.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

Article 1
INTERPRETATION AND GENERAL MATTERS

1.1	Definitions

In this Agreement, the following terms have the following meanings:

(a)	“Act” means the Canada Business Corporations Act, as the same may be amended from time to time, and any successor legislation thereto, except where otherwise expressly provided.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (including any Related Funds of such Person). As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). For purposes of this definition, (i) the Company and its subsidiaries shall not be deemed Affiliates of any party hereto, and (ii) “Related Fund” means (x) any investment funds or other entities who are advised by the same investment advisor and (y) and investment advisor with respect to an investment fund or entity it advises.

(c)	“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Shareholders’ Agreement, including all of its schedules and all instruments supplementing, amending or confirming this Shareholders’ Agreement; and all references to “Articles” or “Sections” refer to the specified Article or Section of this Shareholders’ Agreement.

(d)	“Annual Shareholder Meeting” means an annual meeting of the shareholders of the Company at which directors are to be elected to the Board including, if applicable, by written consent.

(e)	“Articles” means the articles of arrangement of the Company, as may be amended, replaced or superseded from time to time in accordance with their terms and the Act.

(f)	“beneficial ownership” has the meaning attributed to such term in the Securities Act and “beneficially own” and “beneficially owned” shall have a correlative meaning.

(g)	“Board” means the board of directors of the Company.

(h)	“Business Combination” has the meaning set forth in the Recitals.

(i)	“Business Day” has the meaning set forth in the Merger Agreement.

(j)	“Catalyst” means, collectively, The Catalyst Capital Group Inc., Catalyst Fund II Parallel Limited Partnership, Catalyst Fund Limited Partnership II and Catalyst Fund Limited Partnership III, Gabriel de Alba, and their respective Affiliates.

(k)	“Closing” has the meaning set forth in the Merger Agreement.

(l)	“Common Shares” has the meaning set forth in the Recitals.

(m)	“Company” has the meaning set forth in the Preamble.

(n)	“Conditions” means, with respect to any Nominee (whether designated for nomination or then-serving on the Board), such Nominee’s failure to meet the qualification requirements for serving as a director under the Act, the Articles or applicable Securities Laws.

(o)	“DS” means, collectively, MLCP GLL Funding, LLC, Matthews Lane Capital Partners LLC and their respective Affiliates.

(p)	“DS Nominee” has the meaning set forth in Section 2.4(a)(ii).

(q)	“DS Nominee Class” has the meaning set forth in Section 2.4(a)(ii).

(r)	“Holders” means, collectively, Catalyst and each Sponsor, in each case, to the extent such Person is a registered or beneficial holder of Common Shares and, where the context permits, upon the death of a shareholder who is an individual, means such shareholder’s personal legal representatives and “Holder” means any one of them.

(s)	“LACQ” has the meaning set forth in the Recitals.

(t)	“LW” means, collectively, A. Lorne Weil, Hydra LAC, LLC and their respective Affiliates.

(u)	“LW Nominee” has the meaning set forth in Section 2.4(a)(i).

(v)	“LW Nominee Class” has the meaning set forth in Section 2.4(a)(i).

(w)	“Merger Agreement” has the meaning set forth in the Recitals.

(x)	“Merger Sub” has the meaning set forth in the Recitals.

(y)	“Nomination Date” has the meaning set forth in Section 2.5(a).

(z)	“Nomination Letter” has the meaning set forth in Section 2.5(a).

(aa)	“Nominee” has the meaning set forth in Section 2.4(a).

(bb)	“Parties” means, collectively, the Company and the Holders, and “Party” means any one of them.

(cc)	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(dd)	“SEC” means the United States Securities and Exchange Commission.

(ee)	“Securities Act” means the Securities Act (Ontario) as the same may be amended from time to time, and any successor legislation thereto, except where otherwise expressly provided.

(ff)	“Securities Laws” means, collectively, the applicable securities laws of each of the provinces and territories of Canada and the respective regulations, instruments and rules made under those securities laws together with all applicable published policy statements, notices, blanket orders and rulings of the securities commissions or regulatory authorities of Canada and of each of the provinces and territories of Canada and the applicable rules, regulations and requirements of the SEC or NYSE (or other U.S. nationally recognized stock exchange on which the Company has applied to list its securities).

(gg)	“Sponsors” means, collectively, DS and LW, and “Sponsor” means any one of them.

(hh)	“Vora” means, collectively, HG Vora Special Opportunities Master Fund, Ltd. and its Affiliates.

(ii)	“Vora Side Letter” means that certain Letter Agreement, dated as of the date hereof, by and between Vora and the Company.

1.2	Time of the Essence

Time will be of the essence with respect to the performance of each provision of this Agreement.

1.3	Calculation of Time

Unless otherwise specified, time periods within or following which any act is to be done pursuant to this Agreement will be calculated by excluding the day on which the period commences and including the day on which the period ends.

1.4	Business Days

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken on a day that is not a Business Day, such action will be taken on the first Business Day following such day.

1.5	Headings

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections will not affect the interpretation of this Agreement.

1.6	Plurals and Gender

Any reference in this Agreement to gender includes all genders (including neuter) and words denoting the singular number only will include the plural and vice versa.

1.7	Statutory References

Any reference in this Agreement to a statute will mean such statute as it is in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, reenacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise stated.

1.8	Rules of Construction

The Parties to this Agreement waive the application of any law or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document.

1.9	Other References

The expressions “include,” “includes” and “including”, as used in this Agreement, will be deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import.

Article 2
NOMINATION AND REPRESENTATION RIGHTS

2.1	Closing Board

Upon the Closing, the Board will be comprised of nine (9) directors, each nominated pursuant to the terms of the Merger Agreement and the Ancillary Agreements.

2.2	Staggered Board

Upon the Closing, the Board will be staggered into the following three classes of directors: (i) the first class (“Class I”) will be up for reelection at the first Annual Shareholder Meeting following the Closing and thereafter every three years; (ii) the second class (“Class II”) will be up for reelection at the second Annual Shareholder Meeting following the Closing and thereafter every three years; and (iii) the third class (“Class III” and together with Class I and Class II, the “Classes” and each a “Class”) will be up for reelection at the third Annual Shareholder Meeting following the Closing and thereafter every three years.

2.3	Catalyst Nomination Rights

(a)	Subject to the terms of this Agreement, from and after the Closing, Catalyst will have the right to designate Catalyst Nominees, as follows:

(i)	so long as Catalyst collectively beneficially owns, in the aggregate, 50% or more of the Common Shares held by Catalyst as of the Closing, (A) two Catalyst Nominees to serve as Class III directors, (B) two Catalyst Nominees to serve as Class II directors and (C) one Catalyst Nominee to serve as a Class I director, at any meeting (or action by written consent) involving the election of Class III, Class II or Class I directors, as applicable;

(ii)	so long as Catalyst collectively beneficially owns, in the aggregate, at least 40% but less than 50% of the Common Shares held by Catalyst as of the Closing, (A) two Catalyst Nominees to serve as Class III directors, (B) one Catalyst Nominee to serve as a Class II director and (C) one Catalyst Nominee to serve as a Class I director, at any meeting (or action by written consent) involving the election of Class III, Class II or Class I directors, as applicable;

(iii)	so long as Catalyst collectively beneficially owns, in the aggregate, at least 30% but less than 40% of the Common Shares held by Catalyst as of the Closing, (A) one Catalyst Nominee to serve as a Class III director, (B) one Catalyst Nominee to serve as a Class II director and (C) one Catalyst Nominee to serve as a Class I director at any meeting (or action by written consent) involving the election of Class III, Class II or Class I directors, as applicable;

(iv)	so long as Catalyst collectively beneficially owns, in the aggregate, at least 20% but less than 30% of the Common Shares held by Catalyst as of the Closing, (A) one Catalyst Nominee to serve as a Class III director and (B) one Catalyst Nominee to serve as a Class II director at any meeting (or action by written consent) involving the election of Class III or Class II directors;

(v)	so long as Catalyst collectively beneficially owns, in the aggregate, at least 5% but less than 20% of the Common Shares held by Catalyst as of the Closing, one Catalyst Nominee to serve as a Class III director, at any meeting (or action by written consent) involving the election of Class III directors.

2.4	Sponsor Nomination Rights

(a)	Subject to the terms of this Agreement, from and after the Closing, LW and DS shall each have the right to designate for nomination by the Board one individual (each, a “Sponsor Nominee” and together with the Catalyst Nominees, collectively, the “Nominees” and each a “Nominee”) for election to the Board, with one Sponsor Nominee designated to serve as a Class II director and the other Sponsor Nominee designated to serve as a Class III director (such applicable Class of each Sponsor Nominee to be mutually agreed by LW and DS prior to Closing), as follows:

(i)	LW shall have the right to designate for nomination by the Board one individual for election to the Board into the same Class such director is designated prior to Closing by mutual agreement of LW and DS in accordance with Section 2.4(a) (the “LW Nominee Class” and such individual, the “LW Nominee”), at any meeting (or action by written consent) involving the election of the LW Nominee Class, as applicable, so long as (i) LW beneficially owns, in the aggregate, 80% or more of the Common Shares held by LW as of the Closing and (ii) Vora agrees to vote in favor of each of the Company’s nominees to the Board (including the Nominees selected in accordance with this Agreement and up for election at such meeting (or with respect to such action by written consent)) in accordance with the terms of the Vora Side Letter; provided, that if LW ceases to beneficially own, in the aggregate, at least 50% of the Common Shares held by LW as of the Closing at any time during which an LW Nominee is serving on the Board, such LW Nominee shall immediately offer his or her resignation for consideration by the Board and in the event the LW Nominee does not do so, each Holder shall promptly take all necessary action within its control to cause the removal of such LW Nominee and LW’s rights pursuant to this Section 2.4(a)(i) shall immediately cease and terminate; and

(ii)	DS shall have the right to designate for nomination by the Board one individual for election to the Board into the same class such director is designated prior to Closing by mutual agreement of LW and DS in accordance with Section 2.4(a) (the “DS Nominee Class” and such individual, the “DS Nominee”), at any meeting (or action by written consent) involving the election of the DS Nominee Class, as applicable, so long as (i) DS beneficially owns, in the aggregate, 80% or more of the Common Shares held by DS as of the Closing and (ii) Vora agrees to vote in favor of each of the Company’s nominees to the Board (including the Nominees selected in accordance with this Agreement and up for election at such meeting (or with respect to such action by written consent)) in accordance with the terms of the Vora Side Letter; provided, that if DS ceases to beneficially own, in the aggregate, at least 50% of the Common Shares held by DS as of the Closing at any time during which a DS Nominee is serving on the Board, such DS Nominee shall immediately offer his or her resignation for consideration by the Board and in the event the DS Nominee does not do so, each Holder shall promptly take all necessary action within its control to cause the removal of such DS Nominee and DS’s rights pursuant to this Section 2.4(a)(ii) shall immediately cease and terminate.

(b)	If, prior to any meeting (or action by written consent) involving the election of Class I directors, Vora does not agree to vote in favor of each of the Company’s nominees to the Board up for election at such meeting (or with respect to such action by written consent), the LW Nominee or DS Nominee, as applicable, then currently serving on the Board as a Class III director shall immediately offer his or her resignation for consideration by the Board and in the event such LW Nominee or DS Nominee, as applicable, does not do so, each Holder shall promptly take all necessary action within its control to cause the removal of such LW Nominee or DS Nominee, as applicable.

2.5	Board Nomination Procedure

(a)	With respect to each Annual Shareholder Meeting, at least ninety (90) days prior to the one year anniversary of the date of the immediately prior year’s Annual Shareholder Meeting (the “Nomination Date”), each Holder entitled to designate a Nominee for nomination by the Board will deliver to the Company in writing the name of its respective Nominee(s) for the applicable Class up for nomination to the Board together with the information regarding such Nominee(s) (including the number of Shares beneficially owned or over which control or direction is exercised by such Nominee(s)) that the Company is required by the Act and Securities Laws to send to shareholders of the Company in respect of such Annual Shareholder Meeting and such other information, including a biography of such Nominee(s), that is consistent with the information the Company publishes about other directors of the Company (the “Nomination Letter”), which Nomination Letter shall be in the form attached hereto as Exhibit A. It being understood that the Sponsor Nominees shall not be required to complete the Nomination Letter in the form attached if any Catalyst Nominee is permitted to provide less information than the attached form.

(b)	If any Holder fails to deliver the required Nomination Letter to the Company by the Nomination Date, such Holder shall be deemed to have designated the same Nominee(s) that were previously nominated by such Holder who continue to serve as a director of the Company at such time, subject to such individual(s) satisfying the Conditions for re-appointment to the Board.

(c)	No later than fifteen (15) days after the Nomination Date, the Company shall provide the holders with notice of whether Vora has agreed to vote in favor of each of the Company’s nominees at such Annual Shareholder Meeting; provided, that, in no event shall the Company be deemed to have breached or violated its obligations hereunder if it fails to timely provide such notice due to Vora’s failure to abide by its obligations under the Vora Side Letter.

(d)	The Nominee(s) of any Holder shall be nominated by or at the direction of the Board or an authorized officer of the Company, including pursuant to a notice of meeting, to stand for election to the Board at the Annual Shareholder Meeting and the Company shall solicit proxies from the holders of Common Shares in respect thereof, which solicitation obligation will be satisfied by delivery of a form of proxy to the holders of Common Shares following standard procedures and, where applicable, consistent with past practice.

(e)	Notwithstanding anything herein to the contrary, from and after the Closing and at any time prior to an applicable termination event set forth in Section 3.1, the Holders shall not knowingly take or agree to take, directly or indirectly, any action to frustrate, obstruct or otherwise prevent, the Company from performing its obligations to nominate the Nominees under Section 2.3, Section 2.4 or Section 2.7.

2.6	Resignation, Death, Incapacity or Disqualification of Nominee

In the event of the resignation (other than pursuant to Section 2.4(b)), death or incapacity of a director who is a Nominee that is serving on the Board, or in the event that a director who is a Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, the Holder who appointed such Nominee shall be entitled to designate an individual satisfying each of the Conditions to replace such director to serve on the Board (subject to such Holder’s satisfaction of the applicable minimum ownership requirements set forth in this Agreement to nominate a director) by delivery of a written notice by such Holder to the Company within 30 days after the director resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by the Act and the Articles, the Board shall promptly appoint such individual as a director, or to the extent not so permitted, shall nominate such individual for election as a director at the next Annual Shareholder Meeting in accordance with Section 2.3 and Section 2.4.

2.7	Chairman Nomination Rights

Upon the Closing, Gabriel de Alba will serve as Executive Chairman of the Board until the first Annual Shareholder Meeting (provided, nothing herein shall restrain or prohibit Catalyst from designating Mr. de Alba as the Executive Chairman pursuant to the immediately following sentence). At the first Annual Shareholder Meeting and thereafter, Catalyst will have the right to designate the individual to serve as Executive Chairman of the Board, and the Board shall so elect such individual as Executive Chairman of the Board, so long as Catalyst beneficially owns, in the aggregate, at least 5% of the total issued and outstanding Common Shares.

2.8	Voting

(a)	From and after the Closing, each Holder shall (so long as any such Holder is not subject to an applicable termination event as set forth in Section 3.1):

(i)	vote or cause to be voted (including, if applicable, by written consent) all of its Common Shares and take all necessary steps within such Holder’s control to cause each Nominee nominated by any Holder pursuant to Section 2.3, Section 2.4 or Section 2.7 to be elected to the Board and to otherwise fully implement the applicable terms and conditions of this Agreement, and shall not take any action to cause the removal of any Nominee so elected to the Board, unless (x) the applicable Holder entitled to appoint such Nominee hereunder expressly so requests in writing or (y) taking such action to cause such removal is otherwise expressly permitted pursuant this Agreement; and

(ii)	cause all Common Shares beneficially owned by such Holder to be present in person or by proxy for quorum purposes at each meeting of shareholders of the Company duly called during such period (including, if applicable, by written consent).

2.9	Committee Representation

From and after the Closing, for so long as at least one Sponsor Nominee continues to serve on the Board, the Company hereby agrees that at least one Sponsor Nominee will be offered the opportunity to serve on each committee of the Board (whether such committee exists as of the date hereof or is established by the Board subsequent to the date hereof). The Company shall, to the extent practical, notify DS and LW, so long as they continue to have rights hereunder, in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by either DS or LW (assuming they still have rights hereunder), each Holder and the Company shall take all necessary steps within their control to cause at least one Sponsor Nominee (selected by DS or LW) to be appointed as a member of each such committee of the Board unless such designation would violate any Securities Laws (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods).

Article 3
TERMINATION

3.1	Term

Following the date on which this Agreement becomes effective pursuant to Section 4.14, this Agreement will terminate on:

(a)	with respect to Catalyst’s rights and obligations hereunder, the date after the first continuous fifteen (15) day period during which Catalyst does not beneficially own, directly or indirectly, in the aggregate, at least 5% of the issued and outstanding Common Shares;

(b)	with respect to LW’s rights and obligations hereunder, the earlier of (i) the date on which LW is no longer entitled to designate an LW Nominee to serve on the Board pursuant to Section 2.4(a)(i) and (ii) the date on which an LW Nominee resigns or is removed from the Board pursuant to Section 2.4(b);

(c)	with respect to DS’ rights and obligations hereunder, the earlier of (i) the date on which DS is no longer entitled to designate a DS Nominee to serve on the Board pursuant to Section 2.4(a)(ii) and (ii) the date on which a DS Nominee resigns or is removed from the Board pursuant to Section 2.4(b); or

(d)	the earlier of (i) the dissolution or liquidation of the Company and (ii) the date on which this Agreement is terminated by written agreement of the Company and the Holders.

Notwithstanding the foregoing, Sections 4.2, 4.7, 4.9, 4.10, 4.12, 4.13, 4.15 and 4.17 shall each survive the termination of this Agreement.

Article 4
GENERAL

4.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

4.2	Obligations of the Holders not Joint

The obligations of the Holders pursuant to this Agreement are several, and not joint nor joint and several, and, no Holder will be liable to the Company or to any other party for the failure of any other Holder to comply with its covenants and obligations under this Agreement.

4.3	Public Filing

The Parties hereby consent to the public filing of this Agreement if any Party is required to do so by law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

4.4	SEC Periodic Reports

The Company agrees to file (and the Holders shall take all necessary action within their control to cause the Company to file); (i) within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter), quarterly and interim financial statements, a “Management’s Discussion and Analysis” and any other information (to the extent such additional information would be material to investors), in each case that would be required in a filing with the SEC on Form 10-Q if the Company were required to file that form under SEC rules and regulations and (ii) within the time period specified in the SEC’s rules and regulations, an Annual Report on Form 20-F; provided, that the foregoing filing obligation shall not apply with respect to any such filing which the Board reasonably determines in good faith would be contrary to the best interests of the Company to file.

4.5	Further Assurances

Each Party will provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

4.6	Assignment and Enurement

Neither this Agreement nor any benefits or duties accruing under this Agreement will be transferred by any Party without the prior written consent of the other Parties, except that any Holder will be entitled to assign this Agreement or the benefits or duties accruing hereunder to any Affiliate of such Holder without the prior consent of any other Party, provided that the assignor will remain liable for the performance under this Agreement of its assignees and of any subsequent direct or indirect assignees thereof. Subject to the foregoing, this Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Any Holder to whom rights under this Agreement are transferred in accordance with the foregoing requirements of this Section 4.6 will (x) as a condition to such transfer, deliver to the other Parties a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement and (y) be deemed to be a Holder hereunder.

4.7	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof.

4.8	Amendments, Modifications, etc.

This Agreement may not be amended, added to, qualified or modified except by an agreement in writing executed by all of the Parties.

4.9	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement will be binding unless it is in writing. No indulgence or forbearance by a Party will constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision will not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

4.10	Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement will be given in writing and delivered by personal delivery or delivery by recognized commercial courier or by e-mail addressed as follows:

(a)	if to the Company:

Gateway Casinos & Entertainment Limited

4331 Dominion Street

Vancouver, BC V5G 1C7

Attention: Tolek Strukoff, Chief Legal Officer and Corporate Secretary

Facsimile: (604) 412-0117

E-mail: tstrukoff@gatewaycasinos.com

With copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Zachary Judd and Matthew Dixon

Facsimile: (312) 993-9767

E-mail: zachary.judd@lw.com, matthew.dixon@lw.com

and to:

Bennett Jones LLP

#2500 - 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Christian Gauthier

Facsimile: (604) 891-5100

E-mail: gauthierc@bennettjones.com

(b)	if to Catalyst:

c/o The Catalyst Capital Group Inc.

181 Bay Street Suite 4700

Bay Wellington Tower Brookfield Place

P.O. Box 792

Toronto, ON M5J 2T3

E-mail: GDeAlba@catcapital.com

With copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Zachary Judd and Matthew Dixon

Facsimile: (312) 993-9767

E-mail: zachary.judd@lw.com, matthew.dixon@lw.com

and to:

Bennett Jones LLP

#2500 - 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Christian Gauthier

Facsimile: (604) 891-5100

E-mail: gauthierc@bennettjones.com

(c)	if to the Sponsors:

c/o Leisure Acquisition Corp.

250 W. 57th Street

Suite 2223

New York, NY 10107

Attention: Daniel B. Silvers

E-mail: dsilvers@matthewslane.com

With copies to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Jeffrey A. Horwitz, Daniel I. Ganitsky

E-mail: jhorwitz@proskauer.com; dganitsky@proskauer.com

and to:

Miller Thomson LLP

Scotia Plaza

40 King Street West, Suite 5800

P.O. Box 1011

Toronto, Ontario M5H 3S1

Attention: Lawrence D. Wilder

E-mail: lwilder@millterthomson.com

or at such other address of which the addressee may from time to time may notify the addressor. Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above will be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the next Business Day. Any notice transmitted by e-mail will be deemed to have been given and received at the time of receipt. If such day is not a Business Day, or if the transmission of e-mail is received after 5:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the next Business Day.

4.11	Counterparts; Email and Electronic Signatures

This Agreement may be signed in one or more counterparts, each of which once signed will be deemed to be an original. All such counterparts together will constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart will be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a scanned email or internet transmission copy or other means of electronic transmission, will be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

4.12	Governing Law and Jurisdiction for Disputes

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia (without giving effect to any conflict of laws principles thereunder) and the federal laws of Canada applicable therein.

4.13	Third Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer any third party beneficiary rights and this Agreement does not confer any such rights upon any third party (including any holders of securities of the Company) that are not party to this Agreement.

4.14	Effectiveness

This Agreement shall become effective solely upon (a) execution of this Agreement by each of the Holders and the Company and (b) the consummation of the Closing. In the event that the Merger Agreement is terminated for any reason without the Closing having occurred, this Agreement shall not become effective and shall be void ab initio.

4.15	Remedies

Each Party agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by a Party, the Company or the Holder, as the case may be, will be entitled, without the posting of bond, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement but will be in addition to all other remedies available at law or in equity.

4.16	Authority

Each Party represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and will not be construed to, give rise to the creation of a partnership among any of the Parties, or to constitute any of such Parties members of a joint venture or other association.

4.17	Conflict with Articles

In the event of any conflict between the Articles and this Agreement, it is expressly agreed that as between the Holders and the Company, this Agreement shall prevail and the parties hereto shall use best efforts to amend the Articles to be consistent with this Agreement. In the event of a conflict between the provisions of Canadian law and this Agreement (including any conflict with the Act), each Holder and the Company shall cooperate to effectuate the provisions of this Agreement in accordance with, and take such actions as may be required to satisfy, the requirements of Canadian law (including the Act, as applicable), including taking all necessary action within their control to fully effectuate the intent and purpose of this Agreement while satisfying any requirement of Canadian law (including the Act, as applicable). For the avoidance of doubt, nothing contained in this Agreement shall be deemed to constitute an amendment of the Articles or of any previous articles of association of the Company. Notwithstanding any other provisions of this Agreement, to the extent not inconsistent with the Articles and the Act, the Company undertakes to be bound by and comply with the terms and conditions of this Agreement insofar as the same relates to the Company and any subsidiaries of the Company and to act in all respects as contemplated by this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first written above.

GTWY HOLDINGS LIMITED

By:	/s/ Gabriel de Alba
Authorized Signatory

THE CATALYST CAPITAL GROUP INC.

By:	/s/ Gabriel de Alba
Authorized Signatory

CATALYST FUND II PARALLEL LIMITED PARTNERSHIP

By:	/s/ Gabriel de Alba
Authorized Signatory

CATALYST FUND LIMITED PARTNERSHIP II

By:	/s/ Gabriel de Alba
Authorized Signatory

CATALYST FUND LIMITED PARTNERSHIP III

By:	/s/ Gabriel de Alba
Authorized Signatory

GABRIEL DE ALBA

By:	/s/ Gabriel de Alba

A. Lorne Weil

By:	/s/ A. Lorne Weil

MLCP GLL FUNDING LLC

By:	/s/ Daniel B. Silvers
Authorized Signatory

MATTHEWS LANE CAPITAL PARTNERS LLC

By:	/s/ Daniel B. Silvers
Authorized Signatory

HYDRA LAC, LLC

By:	/s/ A. Lorne Weil
Authorized Signatory